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                                                                       EXHIBIT 2


                                  ASSIGNMENT


     FOR VALUE RECEIVED, Donald G. McLellan, Trustee ("Assignor"), hereby assigns all of his right, title and interest in and to 316,000 shares of the Series B Preferred Stock, par value $0.0001 per share (the "Shares") of Voxcom Holdings, Inc., a Nevada corporation (the "Company"), together with the rights under the Company's registration statement on Form SB-2 (the "Registration Statement"), unto Jasper Resources Ltd. ("Assignee"), which the Assignor is obtaining pursuant to the Stock Purchase Agreement attached hereto and incorporated by reference.

     Assignee agrees in exchange for such assignment as follows:

     1. Assignee will fund in cash the sum of US $4,000,000 to be held and disbursed pursuant to the Joint Escrow Instructions among the Company, the Assignee and the escrow agent upon the closing of the transactions described in the Joint Escrow Instructions attached as Exhibit A hereto. Assignor shall be responsible to forward the funds required to acquire the Shares. It is acknowledged that the funds payable to Assignor from the escrow will be reduced by the fees to Jay Powell, Inlet Investments, Inc. and the escrow agent.

     2. Assignee will agree to convert the Shares into 3,000,000 shares of the Company's common stock, notwithstanding any different conversion rate set forth in the Company's instruments governing the Series B Preferred Stock. The Company's board of directors has approved the conversion rate described herein. The 3,000,000 shares of common stock shall be fully registered and tradable under the Registration Statement.

     Dated: March 26, 1999

                              ASSIGNOR:


                                /s/ Donald G. McLellan
                               -----------------------------------
                              Donald G. McLellan, Trustee

                              ASSIGNEE:

                              Jasper Resources Ltd.


                              By:   /s/ Brahil Santos
                                 ---------------------------------
                              Brahil Santos, Attorney-in-Fact
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                              COMPANY:

                              VOXCOM HOLDINGS, INC.


                              By:   /s/ Donald G. McLellan
                                 ------------------------------------
                                    Donald G. McLellan, President